Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

March 16, 2026

Relating to Preliminary Prospectus

Dated March 16, 2026

Registration No. 333-294343

# INNOCAN PHARMA

*Innovative Non-Opioid Chronic Pain Management and Wellness*





March 2026

# Disclaimer

This presentation has been prepared by Innocan Pharma Corporation (the "Company", "we", "us" or "our").This presentation is not intended for distribution to, or use by, any person or entity in any jurisdiction or country where such distribution or use is contrary to local law or regulation. This presentation is not, and under no circumstances is to be construed as, a prospectus, an offering memorandum, an advertisement or a public offering of any securities.

The information in this presentation is (a) provided as at the date hereof and is subject to change without notice, (b) does not purport to contain all of the information that may be necessary or desirable to fully and accurately evaluate an investment in the Company's securities and (c) is not to be considered as a recommendation by the Company that any person make an investment in securities of the Company. Any investment in securities of the Company is speculative and involves a number of risks. The Company believes the information contained in this document to be reliable but makes no warranty or representation, whether express or implied, in respect of, and assumes no legal liability for, the accuracy, completeness or usefulness of any information disclosed. Any estimates, investment strategies, and views expressed in this document are based on current market conditions, and/or data and information provided by unaffiliated third parties and are subject to change without notice.

No person is authorized to copy or redistribute any materials in this presentation without the express permission of the Company.

This presentation contains "forward-looking information" for purposes of applicable securities laws ("forward-looking statements"). Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations or assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "predict", "project", "seek", "target", "potential", "will", "would", "could", "should", "continue", "contemplate" and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. This forward-looking information includes, among other things, statements relating to expectations regarding industry trends, overall market growth rates and our growth rates and growth strategies; our business plans and strategies; expectations regarding growth; our competitive position in our industry.

Although we base the forward-looking statements contained in this presentation on assumptions that we believe are reasonable, we caution you that actual results and developments (including our financial performance, financial condition and liquidity, and the development of the industry in which we operate) may differ materially from those made in or suggested by the forward-looking statements contained in this presentation. Despite a careful process to prepare and review the forward-looking statements, there can be no assurance that the underlying opinions, estimates, and assumptions will prove to be correct. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company anticipates that subsequent events and developments may cause their views to change and, except to the extent required by applicable laws or rules, the Company specifically disclaims any obligation to update these forward-looking statements. Investors should not place undue reliance on forward-looking statements.

Trademarks appearing in this presentation are the property of their respective owners. No inference should be made as to the endorsement of the Company or its products by the owners of such trademarks.

This presentation also contains or references certain market, industry and other data which is based upon information from independent publications, market research, analyst reports and surveys and other available sources. Although the Company believes these sources to be generally reliable, such information is subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other inherent limitations and uncertainties. The Company has not independently verified any of the data from third party sources referred to in this presentation and accordingly, the accuracy and completeness of such data is not guaranteed.

United States Securities Laws

This presentation does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

All data in this presentation is as of 2026, unless otherwise noted. All dollars are US dollars, unless otherwise indicated.

# Disclaimer

This presentation highlights information about the Company and the proposed public offering to which this presentation relates. Because this presentation is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement on Form F-1 (the "Registration Statement") (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The Registration Statement has not yet become effective.

Before you invest, you should read the preliminary prospectus in the Registration Statement (including the section titled "Risk Factors") and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated March 16, 2026, is available on the SEC's website at www.sec.gov/edgar.

Alternatively, the Company or the underwriter participating in the offering will arrange to send you the preliminary prospectus, and when available, the final prospectus and any supplements thereto, if you contact ThinkEquity, 17 State Street, 41st Floor, New York, NY 10004, by email at prospectus@think-equity.com, or by telephone at (877) 436-3673.

# Offering Summary*

| | |
|---|---|
| **Issuer** | Innocan Pharma Corporation |
| **Listing Symbol** | Listing common shares and warrants on NYSE American: INNP and INNPW<br>Common shares listed on CSE: INNO; OTCQB: INNPF |
| **Securities Offered** | 3,750,000 Units consisting of one of our common shares (or pre-funded warrants in lieu thereof), no par value, and one warrant, each to purchase one of our common shares |
| **Use of Proceeds** | Research and Development / Sales & Marketing / Working Capital |
| **Sole Book-Runner** | ThinkEquity |

*See the preliminary prospectus for a full description of the offering terms. Terms herein are subject to change and may not reflect the final terms

# Investment Highlights *

### Innovative Injectable Chronic Pain Management Platform

Promising proprietary injection (LPT-CBD) as an alternative to opioid therapies

### Regulatory Progress in Human & Animal Health

FDA agreed to a submission of 505(b)(2) abbreviated pathway pending a scientific bridge. CVM granted an INAD number and a sponsor fee waiver for veterinary use

### Diversified, Revenue-Generating

Resilient model across Wellness markets with sustainable growth in parallel with progress along the Pharmaceutical and Veterinary markets

### Large Addressable Market

Estimated $271B combined opportunity across global human, animal pain management and beauty/personal care

### Experienced, Mission-Driven Team

Leadership and advisors with deep business and scientific expertise

### Robust Intellectual Property

Multiple patents and pending-patent applications

*Certain statements regarding regulatory status, market size, and intellectual property are based on management estimates and third- party sources. See 'Risk Factors' in the Preliminary prospectus.

# Innocan at a Glance

**We seek to improve the quality of life for humans and animals via Pharmaceutical, Veterinary and Wellness innovation**

- ✓ In the Pharmaceutical segment, we provide non-opioid Chronic Pain Management solutions for both animals and humans via a unique drug delivery mechanism.
- ✓ In the Wellness segment, we develop and market a wide range of high-performance self-care and beauty products to promote a healthier lifestyle.



**Global Presence**

- US
- Canada
- Israel



**Founded**

2018



**Publicly Listed**

CSE:INNO.CN



**Revenue Growth**

115% YOY



**Market Cap**

48M USD
as of 14/8/2025
CSE:INNO.CN



**Intellectual Property**

31 Granted & Pending Patents

# Market Growth and Drivers

## Human Health

**Chronic Pain Management**

Expected to reach **$109 Billion** WW by 2032

Expanding at a CGAR of **4.5%**

## Animal Health

**Veterinary Pain Management**

2024 at **$1.65 Billion**

Anticipated to reach over **$2.20 Billion By 2029**

Expanding at a CGAR of **5.91%**

Companion animals comprise **85%** of market share

## Wellness

**Personal Care and Beauty**

Online market size predicted to reach **$161 Billion** WW by 2032

*Sources: Global Market Insights, CDC, British Journal of Anaesthesia, : CDC , ERS; Mordor Intelligence, GMI Insights; Straits Research,, Zion Market Research*

INNOCAN
PHARMA

# Pharmaceuticals Human Health

## Chronic Pain Management

**Market Growth**

Human Health

- ✓ Expected to reach **$109B** WW by 2032
- ✓ *Global Market Insights*
- ✓ Expanding at a CGAR of 4.5%



LIPOSOME
PHOSPHOLIPID BILAYER
DRUG PARTICLES
1429
95
LPT-CBD
LPT-CBD
LPT-CBD
LPT-CBD
LPT-CBD
LPT-CBD
LPT-CBD
LPT-CBD

# The Opioid Crisis

**1 in 5 U.S. Adults Suffer from Chronic Pain** — Causes immeasurable suffering

**Opioids Implicated in Over 75% of Drug Overdose Deaths** — Crisis fueled by an increase in prescribing opioids

**~$1.5 Trillion Estimated U.S. Economic Burden** — Huge market, few non opioid solutions



Sources: CDC, U.S. Senate Joint Economic Committee, The Lancet

# Our Solution, Injectable Liposomal Cannabidiol (LPT-CBD)

- ✓ LPT-CBD is an injection that enables **exact dosing and sustained-release** of synthetic CBD into the bloodstream to treat chronic pain patients
- ✓ LPT-CBD is administered subcutaneously, resulting in **unique impact**:

**Bioavailability**



**LPT-CBD bioavailability is 15X** higher than oral solutions

**Single Injection**


Every 4 Weeks

**Can last at least 4 weeks,** replacing twice a day oral consumption


Lipid layer
CBD

## Intellectual Property Portfolio

Patents granted: India
Patents Pending: USA, EU, Japan, Canada, China, Israel

# LPT-CBD Therapeutic Advantages

## Backed by Extensive Animal Studies

| | |
|---|---|
| **Plasma Level** | Prolonged CBD blood levels for up to 4 weeks |
| **Dosing Frequency** | Once a month versus daily |
| **Daily Exposure** | Low daily exposure |
| **Bioavailability** | Higher compared to oral CBD |
| **Duration of Action** | Long pain relief |
| **Basic Safety** | High drug tolerability |

**We expect, based on various scientific studies, including a report of the World Health Organization, that cannabidiol in general will avoid many of the risks of addiction, tolerance, and dependency, commonly associated with opioids.**



**LPT-CBD**



*Sources: Frontiers in Veterinary Science (1); Frontiers in Veterinary Science (2); Liposomal-cannabidiol: Translational evidence of efficacy, tolerability and pharmacokinetics following repeated injections in goats (Submitted) (Precision Nanomedicine); Liposomal-cannabidiol Injection, Insights into Pharmacokinetics and Safety Characteristics in Gottingen Minipigs and Rabbits (Precision Nanomedicine) https://www.who.int/publications/m/item/cannabidiol*

# Drug Availability and Efficacy

A **Extended CBD availability in the blood for weeks** while standard blood injection lasts only 6 hours



CBD Conc. (ng/ml)
10000
1000
100
10
1
0
200
400
600
Time (h)
Free CBD administered IV. Dose: 12 mg/kg
Liposomal CBD administered SC. Dose: 125 mg/kg

B LPT-CBD treatment of dogs with **osteoarthritis resulted in long CBD detection in plasma for up to 6 weeks**



Dog-1
Dog-2
Dog-3
Dog-4
Dog-5
Dog-6
CBD Plasma Concentration (ng/ml)
100
10
1
0.1
0
10
20
30
40
Time (Days)

C **CBD Bioavailability is close to 100%** with LPT-CBD, while oral administration is at 6-20%



% Bioavailability
100
80
60
40
20
0
Close to 100%
11-45%
6.5-20%
Injectable LPT-CBD
Vaping/Smoking
Oral

D LPT-CBD treatment of mice with inflammation resulted in **reduced Inflammation for multiple weeks**



Swelling width (mm)
3.1
2.9
2.7
2.5
2.3
2.1
1.9
CTRL
50 mg/kg
100 mg/kg
200 mg/kg
2 weeks
3 weeks
4 weeks
Time after LPT-CBD injection

# Human Health – Upcoming Regulatory Milestones


505(b)(2) designation
And additional fast track
designations
CMC / Scaleup
FDA, CMC
pre-IND
meeting
GLP Safety
Phase1a
First-in-
Humans
Scientific
Bridge
Phase1b
PRE-CLINICAL
CLINICAL

**Recent Achievements – Chronic Pain**

- ✓ We are pursuing 505(b)(2) abbreviated pathway for LPT-CBD
- ✓ Alignment on non-clinical development plan required for Investigational New Drug (IND) filing and on the Phase I clinical study design

**This pathway enables a faster route to patent utilization and commercial approval**

# Chronic Pain Management

***Epidiolex® - GW Pharmaceuticals***

Oral cannabidiol-based, plant-derived drug for rare forms of children's epilepsy



Acquired by
Jazz Pharma
For $7.2B
Pre-Clinical
Epilepsy
FDA
FDA
Approval
Epidiolex
$510M
Epidiolex
2011
2013
2018
2019
2020
2021
2024
NASDAQ
IPO
$296M
Epidiolex
$463M
Epidiolex
May-Dec
$972M
Epidiolex
$4.7M
Epidiolex
Nov-Dec

*Epidiolex® is a registered trademark of Jazz Pharmaceuticals plc or its affiliates. Reference to Epidiolex® is for informational purposes only and does not imply any affiliation with, or endorsement by, Jazz Pharmaceuticals. Jazz Pharmaceuticals acquired GW Pharmaceuticals in 2021. Outcomes achieved by other companies are not necessarily indicative of future results, and no assurance can be given that similar results will be achieved by Innocan.*

# Innocan's Key Competitive Advantages

## Compared to Standard Pharmaceutical Drugs

| | Innocan's Liposomal CBD injection | Steroids | Opioids | Paracetamol | NSAIDs | Anti-Depressants (Neuropathic) | Anticonvulsants (Neuropathic) | Oral/Inhaled CBD |
|---|---|---|---|---|---|---|---|---|
| Non-Addictive | ✓ | ✓ | ✗ Opioid use disorder/Pandemic | ✓ | ✓ | ⚠ Type of dependency | ⚠ Type of dependency | ⚠ Risk of acidic transformation to THC |
| Frequency of treatment | ✓ Once a month | ✗ Daily | ✗ Daily | ✗ Daily | ✗ Daily | ✗ Daily | ✗ Daily | ✗ Daily |
| High Bioavailability | ✓ 90% | ⚠ Variable | ⚠ Variable | ⚠ 60-80% dose dependent | ✓ | ⚠ Variable | ⚠ Variable | ✗ 6-35% due to First pass metabolism |
| No Tolerance Issues | ✓ | ✓ | ✗ Dosage increase | ✓ | ✓ | ✗ Loss of treatment response | ✗ Loss of treatment response | ✓ |
| Minimal Side Effects | ✓ | ✗ Weight / blood / bone / hormone | ✗ Drowsy / nausea / respiratory.. | ✓ | ✗ Gastro bleeding / Heart / stroke / Kidney | ✗ Weight /libido/ gastro / vision / dizziness | ✗ Mood / sleepiness / balance / dizziness | ⚠ Lung |
| Low physical dependance | ✓ | ✗ Gradual discontinue / withdrawal issues | ✗ Withdrawal issues | ✓ | ✓ | ⚠ Variable (Gradual Discontinue) | ⚠ Variable | ✓ |
| Single drug/multiple effect | ✓ Pain / Inflammation / Depression | ✗ Immunosuppressive | ✗ Pain | ✗ Pain | ✗ Pain / Inflammation | ✗ Depression | ✗ Neuroplasticity | ✓ Pain / inflammation / depression |

** The data indicated in the table has not yet been validated in clinical studies for LPT-CBD*

INNOCAN
PHARMA

# Pharmaceuticals Animal Health

## Chronic Pain Management

**Market Growth**

Animal Health

- ✓ 2024 at **$1.65B**
- ✓ cross $2.20 billion by 2029
- ✓ Expanding at a CGAR of 5.91%


LIPOSOME
PHOSPHOLIPID BILAYER
DRUG PARTICLES
1429
95
LPT-CBD
LPT-CBD
LPT-CBD

# Animal Health – Upcoming Regulatory Milestones


CMC / Scaleup
CVM Pre-development meeting
GLP Safety
Efficacy Pilot
CVM pre-submission meeting
PRE-DEVELOPMENT
TARGET ANIMAL SAFETY

## Recent Achievements

- ✓ FDA's Center for Veterinary Medicine (CVM) assigned an Investigational New Animal Drug (INAD) number for LPT-CBD that facilitates LPT-CBD development as a new veterinary drug

## Market Opportunity

- ✓ Estimated number of dogs in the U.S. - **89 million**
- ✓ Dogs with arthritis (20% of total)* - **17.8 million**
- ✓ Target treatment population (20% of arthritic dogs) - **3.56 million**
- ✓ With 20% market penetration - LPT could treat 3.56 million dogs, translating to over $1.07 billion in revenue potential

# Upcoming Milestones and Shared Outcomes


REGULATION

**Innocan continues to progress along both human and animal pathways in parallel**


505(b)(2) designation and additional fast track designations
Scientific Bridge
PhaseIa
First-in-Humans
PhaseIb
CMC / Scaleup
FDA, CMC pre-IND meeting
GLP Safety
HUMAN
ANIMAL
CVM pre-submission meeting
Efficacy Pilot
CVM Pre-development meeting
CMC / Scaleup
GLP Safety

INNOCAN
PHARMA

# Wellness

## Personal Care and Beauty

**Market Growth**

- ✓ The U.S. market constituted the largest share with **$100B** at 2024
  U.S. Beauty And Personal Care Products Market | Report 2030
- ✓ Online market size predicted to reach **$161B** WW by 2032*
- ✓ One of the fastest growing categories expanding at a CAGR of **11.5%**. *

* Online Beauty and Personal Care Market Size, Share, Growth, Forecast 2024-2032



SHAMPOO
CONDITIONER
SHAMPOO
OIL

# Wellness Portfolio

## Personal Care and Beauty Products

### Wellness Segment

- ✓ Focused on advanced targeted online sales of Personal Care and Beauty products (non-CBD)
- ✓ New pathway from online sales to US retail doors focuses on advance sales methods via unique combinations of group of experts in marketplaces, e-commerce, logistics, operations, and finance that maximizes the sales potential of beauty products

### Differentiation

- ✓ Management team has over 20 years of experience in global retail, eCommerce and technology with a focus on digital, analytics and data
- ✓ Wellness segment combines science-backed research with cutting-edge technology to deliver advanced beauty, health, and therapeutic products

**Achieved Category Leader Positions and Cultivated a Loyal Consumer Base**



# Wellness Portfolio

## Personal Care and Beauty Products

### Wellness Segment

- ✓ Innovative products that meet evolving consumer needs, providing comprehensive solutions for personal care
- ✓ Products sold are compliant with the Modernization of Cosmetic Regulation Act of 2022, or MoCRA

### Go-to-Market Strategy

- ✓ Generating high-growth revenue year-to-year
- ✓ Plans to expand to direct-to-consumer sales and brick and mortar storefronts
- ✓ Data-driven marketing techniques based on consumer needs and preferences



Amazon's Choice
Overall Pick
CLIMATE PLEDGE FRIENDLY
Popular Brand Pick
Best seller



NECK FIRMING CREAM
KOJIC ACID MIX SOAPS
DARK SPOT REMOVER
TURMERIC SOAP
LEMON SOAP
SNAIL MUCIN SOAP
CHARCOAL SOAP

# Wellness Portfolio

## Competitive Advantages

- Unique approach and process tailor to consumer needs
- Advanced research methodologies to develop & ensure efficacy and safety
- Best-in-class technology, fulfillment and distribution processes
- Gold standard in supplier supply chain scorecards in the industry
- Market leadership: Proven team capabilities, Experience in online brand building and sales
- Positioning products as leaders in their categories
- Building strong consumer trust
- Consistent historical revenue growth

# Wellness Portfolio

## CBD Wellness Products


SHIR
LIPSY ORAL
LIP BALM

### Clinically-Tested CBD-Based Topical Treatments:

- ✓ Pain Relief Study: 83% reported immediate improvement within 20 minutes.
- ✓ Anti-Wrinkles Efficacy Study for Sleeping Mask: Demonstrated up to a 28.8% reduction in the appearance of lines and wrinkles in just 4 weeks.
- ✓ Anti-Puffiness Efficacy Study for Eye Serum: Showed a decrease in the volume of eye bags by 52.18%, with some participants experiencing reductions up to 90.06%.
- ✓ Anti-Wrinkles Efficacy Study for Facial Serum: Revealed a 90% – 95% reduction in facial skin wrinkles after application.
- ✓ 4 granted patents for pain relief topical compositions : (United States, Mexico and International)
- ✓ Marketed in Europe via Innocan distributors

INNOCAN
PHARMA

# Financial & Corporate Information


+4,3%
REVENUE
+12,5%
▲ +1,38% NASDAQ 13,832,55 Market Cap
YOY QUARTERLY EARNINGS
$3,5 B
PROFIT MARGIN
SHAREHOLDER VALUE
+8,2%
▲ S&P 3,5 % NASDAQ Mak cap $255 B
+ 15,4%

# Financial Results

## Innocan's Financial Results Demonstrate Potential for Continued Success


Consolidated revenues
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Consolidated Revenues
$2.58
$13.66
$28.44
$14.80
FY22
FY23
FY24
H125
Period

**Total Revenues**

(Q1 2022 – Q2 2025) $60.46 M

Revenues of H1 2025 $14.8M


Consolidated gross profit margin
93.00%
91.00%
89.00%
87.00%
85.00%
83.00%
81.00%
Gross Profit Margin (in percentages)
87.71%
88.96%
89.92%
FY2023
FY2024
H1 2025
Period

**Gross Profit**

H1 2025 $13.3M

FY 2024 $26.2 M

FY 2023 $11.98 M

FY 2022 $2.1 M

*** Figures in USD (millions)***

## H1 2025 Financial Highlights

- ✓ **Revenues demonstrating growth.**
- ✓ **Gross Profit margin increased 1.08% in H1 2025 to 89.92%, compared to 88.96% in FY2024.**
- ✓ **Operating Profit increased 130% in H1 2025 to US$0.885M, compared to operating loss of US$0.680M in H1 2024.**
- ✓ **Upcoming milestones include further establishing online presence and brand recognition, expanding product portfolio, and expanding reach through digital and social channels.**

# Wellness Segment Key Performance Indicators

## Strong Orders and Sales

- ✓ Over 5,100 units sold per day
- ✓ Satisfied customers – only a 0.01% return rate
- ✓ 87.4% of customers return to purchase again within 30 days



2,000,000
1,500,000
1,000,000
500,000
0
831,950
850,452
1,810,777
1,853,884
Year 23
Year 24
Orders
Units Sold

## Diverse Product Offerings

- ✓ Over 75 different products offered with only 21 new products added in the last 12 months
- ✓ An average order value of $16.26



Percentage of Total Sales Per Categories
Cleansing Products
Facial Masks
Facial Serums
25%
46%
29%

# Financial Overview

## Statement of Operations

| *(Thousands in USD)* | Nine Months Ended 9/30/2024 | Nine Months Ended 9/30/2025 | FY 2023 | FY 2024 |
|---|---|---|---|---|
| Revenues | 24,036 | 21,624 | 13,657 | 29,437 |
| Cost of Revenue | 2,258 | 2,123 | 1,679 | 3,250 |
| Gross Profit | 21,778 | 19,501 | 11,978 | 26,187 |
| Gross Margin | 90.60% | 90.18% | 87.71% | 88.95% |
| Selling, Marketing, and Distribution Expenses | 17,585 | 16,140 | 10,907 | 21,767 |
| Research and Development Expenses | 1,226 | 771 | 1,796 | 1,549 |
| General and Administrative Expenses | 3,295 | 2,923 | 3,803 | 4,118 |
| Operating Profit (Loss) | (328) | (333) | (3,803) | (1,247) |
| **Net Loss** | **(214)** | **(2,196)** | **(4,248)** | **(262)** |

# Financial Overview

## Balance Sheet

| *(Thousands in USD)* | September 30, 2025 |
|---|---|
| Cash and Cash Equivalents | 7,270 |
| Inventory | 3,426 |
| Total Assets | 11,117 |
| Total Liabilities | 4,485 |
| Total Stockholder's Equity | 6,632 |

## Capitalization Table

| | March 10, 2026 |
|---|---|
| Shares Outstanding | 4,498,772 |
| Options (WAEP $15.90) | 232,666 |
| Warrants (WAEP: $21.45) | 736,420 |
| Secured Convertible Debenture (Convertible at $9.75) | 127,391 |
| Restricted Share Units | 354,615 |
| **Fully Diluted Shares Outstanding** | **5,949,864** |

# Executive Team



**IRIS OR BINCOVICH**
**Chief Executive Officer**

20-year Healthcare and Biotech industry veteran. Led hundreds of successful global transactions in the OTC, cosmetics and dermatology sectors



**NELSON HALPERN**
**FCPA, FCA, TEP CFO**

Extensive experience with public and private companies. Member of the Chartered Professional Accountants of Alberta.



**EYAL KALO, PhD**
**Vice President, R&D**

Former Scientific Team Leader at Beckman Coulter Molecular Diagnostics. Development of FDA approved assay to detect HIV. PhD in cancer research, Weizmann Institute



**RONI SAHAR KAMHI**
**Chief Operating Officer**

Roni has over 20 years of experience spanning global retail, e-commerce, healthcare, and AI technology, Roni has established himself as a pioneering entrepreneur and strategic business leader. His expertise encompasses advanced wellness and beauty solutions, digital transformation, analytics, and data-driven decision-making. As a serial founder, he has successfully scaled multiple startups from inception to nine-figure revenues. Roni's proven track record includes developing and implementing international business strategies that have effectively penetrated new markets and driven global expansion.



**EYAL FLOM**
**General Counsel**

Served as the Israeli Pharmaceutical Association legal counsel since April 1995. He has also served as a director of several startup companies in the field of technology and biotech. Obtained his LLM from Tel Aviv University and MBA from Derby university

# Advisory Board

## Seeing a Real Need for the LPT-CBD Injection

### PROF. CHEZY BARENHOLZ
### Head of the Advisory Board



Professor Barenholz is a co-inventor of over 55 patent families including being one of the major inventors of Doxil® (pegylated nano-liposomes remote loaded with the anticancer drug doxorubicin for cancer treatment). Doxil® is the first nano-drug approved by FDA as well as being the first liposomal drug approved by the FDA. Doxil® was marketed in the US by Johnson & Johnson and in Europe by Schering Plough (as Caelyx). Now it is marketed by Baxter. Over 1,000,000 cancer patients are treated so-far globally with Doxil or its four generic versions. Prof. Barenholz is founder of several prominent startup companies, including; Ayana Pharma Ltd that under his guidance achieved FDA approval of one of the 4 versions of FDA approved generic Doxil, now sold in the USA as well as the clinical stage Moebius Medical Ltd.



### DR. JOSEPH PERGOLIZZI
### Scientific Advisor



Dr. Pergolizzi has extensive academic, clinical, and business achievements related to his lifelong interest in advancing medical science and modern global healthcare. He has gained a strong reputation as an experienced, results-oriented C-level leader with a particular focus on new companies. He has held various C-level positions in private and public companies. He can leverage his significant medical expertise, regulatory experience, and business skills to build a strong track record of success in many fields in the healthcare industry. Dr. Pergolizzi is a Senior Partner at Naples Anesthesia and Pain Associates and serves as the Chief Operating Officer at NEMA Research Inc.
He is a former subcommittee member of the FDA SUI and SGE VAH Grant Review for Analgesics and a Consultant to the National Pain Foundation Board of Directors.



### DR. ANTONIO BENITZ
### Animal Health Advisor



Global Head of R&D at Novartis Animal Health and VP R&D at Pfizer Animal Health. He has led global research and development organizations for pharmaceuticals and biologicals for Food Animals, Companion Animals and vaccines. Experience in leading regulatory affairs in the US and Europe. Previously held senior executive roles at Elanco, Merial and Merck.



# Unique opportunity to invest in diverse business model

## Large Total Addressable Market

**Human Health**

**Chronic Pain Management**



- ✓ Innovation treatment
- ✓ Pursuing 505(b)(2) accelerated pathway
- ✓ 20% of U.S. adults suffer from chronic pain
- ✓ Scaleup followed by Phase 1 a; First in Human

## Mid-Term Opportunities

**Animal Health**

**Veterinary Pain Management**



- ✓ Experienced Leadership Team
- ✓ Wide patent portfolio across eight families
- ✓ Strong business foundation
- ✓ Partnership with top tier academic institute
- ✓ FDA's Center for Veterinary Medicine (CVM) assigned an Investigational New Animal Drug (INAD) number for LPT-CBD

## Revenue Growth

**Wellness**

**Personal Care and Beauty**



- ✓ Focused on revenues growth and profitability
- ✓ Achieved category leader positions
- ✓ Cultivated a loyal consumer base
- ✓ Rapidly expending product pipeline
- ✓ Certified Amazon choice

# Thank You!

Iris Or Bincovich
CEO
+1 516 210 4025
+97254 301 2842
irisb@InnocanPharma.com

InnocanPharma.com